Exhibit (h)(3)

TRANSFER AGENT AND SHAREHOLDER SERVICING AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into effective as of November 15, 2021, by and among First American Funds Trust, a Massachusetts business trust (the “Trust”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”) and U.S. Bancorp Asset Management, Inc., a Delaware corporation (“USBAM”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company consisting of several series of shares of common stock (“Shares”);

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

WHEREAS, USBAM is, among other things, the investment adviser and administrator of the Trust;

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to all series of Shares of the Trust set forth on Exhibit A (as amended from time-to-time) (each a “Portfolio” and, collectively, the “Portfolios”); and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1: Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent for Shares of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The Trust hereby also authorizes USBFS to contract with qualifying financial institutions for the establishment and maintenance of omnibus accounts and for the provision of customary services related to such omnibus accounts.

Section 2: Services and Duties of USBFS

USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Trust and each of its Portfolios, and as relevant, of an agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

2.1

Receive and process all orders for the purchase, exchange, and/or redemption of Shares in accordance with Rule 22c-1 of the 1940 Act, including the calculation and collection of any applicable sales charges. USBFS also will determine the portion of each sales charge, if any, payable by the Trust’s principal underwriter to the dealer participating in the sale in accordance with such schedules as the Trust delivers from time to time to USBFS.

2.2

Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and register the appropriate number of uncertificated Shares with such uncertificated Shares being held in the appropriate Shareholder account. In the event that any check or other payment of money on the account of any Shareholder or new investor is returned or dishonored for any reason, USBFS shall stop redemptions of all Shares owned by the Shareholder or new investor related to that payment, place a stop payment on any checks that have been issued to redeem Shares of the Shareholder, cancel such Shares for which payment was returned or dishonored and take such other action as it or the Trust deems appropriate.

2.3

Arrange for issuance of Shares obtained through transfers of funds from Shareholders’ accounts at financial institutions and arrange for the exchange of Shares for shares of other eligible investment companies, when permitted by the Trust’s current prospectuses (“Prospectuses”).

2.4

Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian. USBFS will impose and collect any redemption fees imposed by the Trust in accordance with the terms set forth in the Prospectuses.

2.5

Pay monies upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming Shareholders. USBFS will replace lost or stolen checks issued to Shareholders upon receipt of proper notification and will maintain any stop payment orders against the lost or stolen checks as it is economically desirable to do.

2.6	Register transfers of Shares in accordance with the Shareholder’s instructions.
2.7	Process exchanges between Portfolios and/or classes of Shares of Portfolios and between a Portfolio and any other investment company or series thereof for which USBAM acts as investment adviser.
2.8

Prepare and transmit payments for dividends and distributions declared by the Trust with respect to each series and class of Shares, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with Shareholder instructions.

2.9	Transmit daily dividend factors for each class of Shares to the registered holders of omnibus accounts, third-party administrators and other intermediaries.
2.10	Serve as agent of the Trust in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans.
2.11	Make changes to Shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).
2.12	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.
2.13

Record the issuance of Shares of the Trust and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of Shares of the Trust which are authorized, issued and outstanding. Provide daily and other periodic reports or data transmissions reasonably requested by the Trust regarding daily Share activity and cash received from and deposited to the Custodian on behalf of each Portfolio.

2.14	Prepare Shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.
2.15	Mail Shareholder reports and Prospectuses to current Shareholders.
2.16	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for Shareholders.
2.17

Provide Shareholder account information upon request, and prepare and mail confirmations and statements of account to Shareholders for purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

2.18

Mail requests for Shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

2.19

Provide a Blue Sky system that will enable the Trust to monitor the total number of Shares of the Trust sold in each state. In addition, the Trust shall identify to USBFS in writing those classes of Shares or transactions to be treated as exempt from the Blue Sky reporting for each state.

2.20

USBFS shall (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with instructions transmitted to and received by USBFS by transmission from the NSCC on behalf of participants that have been established by, or in accordance with, the instructions of authorized persons, (ii) issue instructions to the Fund’s designated NSCC participant banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its participants), (iii) provide account and transaction information from the affected Fund’s records on USBFS’s computer system (“System”) in accordance with NSCC’s Networking and Fund/SERV rules, and (iv) maintain shareholder accounts on the System through Networking.

2.21

USBFS shall provide services to the Trust relating to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax and authority levies and summonses and all matters relating to the foregoing.

2.22

Answer correspondence from Shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Trust.

2.23

Reimburse the Trust each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines agreed to by USBFS and USBAM.

Section 3: Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

Section 4: Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

4.1

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and USBFS have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Portfolio from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank

Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

4.2

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

4.3	USBFS agrees to provide to the Trust:
(a)

Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Shareholder;

(b)

Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)

Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and
(e)	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.
4.4

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Trust.

Section 5: Representations of USBFS

USBFS represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

5.1	It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;
5.2	It is a registered transfer agent under the Exchange Act;
5.3	It is duly qualified to carry on its business in the State of Wisconsin;
5.4	It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;
5.5	All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;
5.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and
5.7

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.8

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

Section 6: Representations of the Trust

The Trust represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

6.1	The Trust is an open-end investment company under the 1940 Act;
6.2	The Trust is a business trust organized, existing, and in good standing under the laws of the Commonwealth of Massachusetts;
6.3	The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;
6.4

The Trust will comply with all applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

6.5

The Trust is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

6.6

A registration statement under the 1940 Act and the Securities Act of 1933, as amended, is made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale; and

6.7

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

Section 7: Service Standards

On a monthly basis, USBFS shall submit a written report to USBAM concerning the performance of its obligations under this Agreement, including the accuracy and timeliness of the various services provided pursuant to this Agreement (the “Service Standards Report”). The Service Standards Report shall include such measures as are agreed to by the parties from time to time. In addition, USBFS agrees to make such reports and presentations to the Board of Trustees as may be reasonably requested from time to time.

Section 8: Compliance.

8.1

USBFS agrees to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement. USBFS agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations (it being understood that such reports to be provided by USBFS to the Trust shall include the annual report of USBFS pursuant to Rule

17Ad-13 under the Exchange Act.) Specifically, USBFS shall reasonably cooperate with the Chief Compliance Officer of the Trust with respect to requests for information and other assistance regarding the obligations of the Trust and the Portfolios regarding compliance with Rule 38a-1 under the 1940 Act (“Rule 38a-l”), including providing the Trust with necessary information which may include (but is not limited to) SSAE16 reports (as applicable).

8.2	USBFS represents that:
(a)

it has adopted and implemented written policies and procedures reasonably designed to prevent violations of the “Federal Securities Laws” (as defined in Rule 38a-1) related to the services provided by USBFS to the Trust;

(b)

it will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review; and

(c)

it will promptly notify the Trust of any “Material Compliance Matter” (as defined in Rule 38a-1) affecting any Fund and will provide the Trust with an annual report of each Material Compliance Matter that occurred since the date of the last report.

Section 9: Compensation

9.1

The Trust shall compensate USBFS for providing the services set forth in this Agreement and for such out-of-pocket expenses as are reasonably incurred by USBFS in performing its duties hereunder in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time), provided that USBAM agrees to pay certain of the fees and out-of-pocket expenses set forth on Exhibit B, as indicated thereon, out of its own assets.

9.2

The Trust and/or USBAM, as applicable, shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. Either the Trust or USBAM, as applicable, shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if such party is disputing any amounts in good faith. The Trust or USBAM, as applicable, shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

Section 10: Standard of Care; Indemnification; Limitation of Liability

10.1

The duties of the USBFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder. USBFS shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Section 10, the term “USBFS” shall include directors, officers, employees and other corporate agents of USBFS as well as that corporation itself.)

10.2

So long as USBFS acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify USBFS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of USBFS’ relationship with the Trust, including USBFS’ actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

(a)

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited; provided, however, that in the event that it is ultimately determined that indemnification is not warranted, any such amounts advanced hereunder shall be repaid. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold USBFS harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that USBFS will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust.

(b)

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to USBFS, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, USBFS shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse USBFS for the reasonable fees and expenses of any counsel retained by USBFS.

10.3

USBFS may apply to the Trust at any time for instructions and may consult outside counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with USBFS’ duties, and, except for such actions or omissions constituting negligence, USBFS shall not be liable or accountable for any action taken or omitted by it in good faith and in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

Section 11: Proprietary and Confidential Information

11.1

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential Shareholders (and clients of said Shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, or (ii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

11.2

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). USBFS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust or its Shareholders. Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

Section 12: Retail Money Market Portfolios

With respect to each Portfolio identified on Exhibit A as a retail money market fund (a “Retail Portfolio”), USBFS will follow the procedures set forth in this Section 12.

12.1

Retail Portfolio Accounts Report. No later than a date agreed to by the parties, USBFS will provide the Trust with a written report (the “Tax Free Portfolio Accounts Report”) identifying which of its accounts holding Shares of the Tax Free Obligations Fund (the “Tax Fee Portfolio”) are:

(a)	Omnibus accounts;
(b)	Other accounts beneficially owned by natural persons (as such terms are interpreted by the Securities Exchange Commission and its staff);
(c)	Other accounts not beneficially owned by natural persons (“Disqualified Accounts”); and
(d)	Other accounts for which USBFS does not have sufficient information to determine whether natural persons beneficially own the accounts.

To assist USBFS in preparing this report, the Trust has provided USBFS with a copy of the policies and procedures reasonably designed to limit all beneficial owners of the Retail Portfolios to natural persons (“Retail Portfolio Procedures”) adopted by the Trust. USBAM will assist USBFS in (i) determining when an account may be treated as beneficially owned by natural persons in accordance with the Retail Portfolio Procedures and (ii) obtaining additional information to determine whether natural persons beneficially own the accounts identified in paragraph (d) above. If such information cannot be obtained prior to a one-month period from the date hereof, the account will be included in the Disqualified Accounts.

12.2

New Omnibus Accounts. After the delivery of the Tax Free Portfolio Accounts Report, USBFS will promptly notify the Trust of any application to open a new omnibus account for Shares of a Retail Portfolio and request confirmation by the Trust that the intermediary applying for the omnibus account has adopted Retail Fund Procedures before opening the account. After an agreed upon date, USBFS will register Shares of a Retail Portfolio to only those omnibus accounts that the Trust has confirmed in writing to be subject to Retail Portfolio Procedures.

12.3

Other New Accounts. USBFS will only open new accounts (other than omnibus accounts) for Shares of Retail Portfolios in accordance with the Trust’s Retail Portfolio Procedures. After the date specified in the Retail Portfolio Procedures, USBFS will only register Shares of Retail Portfolio to accounts in accordance with the Retail Portfolio Procedures.

12.4	Recordkeeping. Any documents or other information relied upon to establish that an account is beneficially owned by a natural person shall be subject to the provision of Section 19 below.

Section 13: Suspensions of Redemptions and Liquidity Fees

13.1

The Trust will promptly notify USBFS of any determination by the Trust’s Board of Trustees to suspend redemption of a Portfolio’s Shares in accordance with Rules 2a-7 or 22e-3 under the 1940 Act. Upon receipt of such notice, USBFS will use commercially reasonable efforts to cease processing redemptions of such Shares and wiring redemption proceeds.

13.2

The Trust will promptly notify USBFS of any determination by the Trust’s Board of Trustees to charge a liquidity fee for redemptions of a Portfolio’s Shares in accordance with Rule 2a-7 under the 1940 Act. Such notice will specify the amount of the liquidity fee (as a percentage of the redemption proceeds) and the time as of which the liquidity fee will take effect.

(a)

Except as provided in paragraph (b) below, upon receipt of such notice, USBFS will calculate and collect the liquidity fee for each redemption and remit such liquidity fee to the Portfolio. When calculating a liquidity fee for redemptions from an omnibus account, USBFS shall assume that the redemptions have not been offset by the purchases of other underlying Shareholders. USBFS may remit liquidity fees by either (i) deducting the liquidity fee from redemption proceeds and returning them to the Trust’s custodian or (ii) reducing the monies requested from the Trust’s custodian to pay redemptions of the Portfolio’s Shares by the amount of the liquidity fees.

(b)

The Trust will notify USBFS in writing of any accounts subject to an undertaking by the intermediaries for such accounts to collect and remit liquidity fees to the Portfolio. Unless otherwise directed by the Trust, USBFS shall not deduct any liquidity fees from redemptions made by such designated accounts. Upon the request of the Trust, USBFS will provide the Trust with redemption activity and other information required to reconcile the liquidity fees remitted by such accounts to the Portfolio.

13.3

If a Portfolio suspends redemptions or imposes a liquidity fee during the course of a business day, USBFS will provide any information requested by the Trust and in USBFS’s possession to determine when the Trust was deemed to receive a redemption order. If the Trust determines, in its sole discretion, that it received a redemption order in good form prior to the effective time of the suspension or liquidity fee, USBFS will process and pay such redemption (without deducting any liquidity fee) if so directed by the Trust. If so directed by the Trust, USBFS will also rebate to the Shareholder any liquidity fee deducted from such redemption.

13.4

The Trust will promptly notify USBFS of any change in the amount of the liquidity fee and the time at which such change will take effect. The Trust will also notify USBFS of the termination of any suspension of redemptions or liquidity fee and of the time such termination will take effect.

13.5

For the avoidance of doubt, any claim by a Shareholder against USBFS arising from USBFS’s conduct in accordance with this Section 13 shall be subject to indemnification as provided in Section 10.2 above.

Section 14: Agent of the Trust

Unless otherwise notified in writing by an authorized officer of the Trust, USBAM will act as the Trust’s agent for purposes of this Agreement. USBFS may deliver any notices or requests hereunder to USBAM and may follow any directions or instructions given by USBAM on behalf of the Trust or any Portfolio.

Section 15: Insurance

USBFS will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without the prior written consent of the Trust.

Section 16: Disaster Recovery Plan

16.1	USBFS warrants and represents that it has reasonably designed disaster recovery plans, and that upon request of the Trust, it shall provide evidence of its disaster recovery plan.
16.2

USBFS shall continuously maintain and periodically test such reasonably designed back-up systems and disaster recovery plans, and shall report to the Trust and its Board of Trustees no less than annually regarding such maintenance and testing. Upon the request of the Trust, USBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, USBFS shall not be responsible for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the reasonable control of USBFS (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, flood or catastrophe, acts of God or other similar events beyond its control.

16.3

In the event of a Force Majeure Event, USBFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

Section 17: Term of Agreement; Amendment

17.1

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. This Agreement shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees, including the specific approval of a majority of the Trustees who are not interested persons of the Trust. Subsequent to the initial one-year term, this Agreement may be terminated by the Trust or USBFS upon giving ninety (90) days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by either the Trust or USBFS upon a material breach of this Agreement by the other party if such breach is not cured within 15 days of notice of such material breach to the breaching party.

17.2

This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, USBAM and the Trust, and authorized or approved by the Board of Trustees. Notwithstanding the foregoing, the Trust may amend this Agreement to add or remove Portfolios by delivering to USBFS a revised version of Exhibit A, which (in the absence of any written objection by USBFS) will take effect 30 calendar days after such delivery or on such other date as may be agreed upon by the parties hereto in writing.

Section 18: Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no successor is designated, such books, records, and other data will be returned to the Trust.

Section 19: Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

Section 20: Governing Law

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

Section 21: Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

Section 22: Assignment

This Agreement may not be assigned by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Board of Trustees.

Section 23: Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

Section 24: Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

Section 25: Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below: Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Trust or USBAM shall be sent to:

First American Funds Trust

800 Nicollet Mall, 4th Fl.

Minneapolis, MN 55402
Attn: Fund Treasurer

Section 26: Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement (including the Prior Agreement) with respect to the subject matter hereof whether oral or written.

Section 27: Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

First American Funds Trust

By:	/s/ Jill M. Stevenson
Name:	Jill M. Stevenson
Title:	Mutual Funds Treasurer & Head of Operations

U.S. Bancorp Fund Services, LLC

By:	/s/ Anita M. Zagrodnik
Name:	Anita M. Zagrodnik
Title:	Senior Vice President

U.S. Bancorp Asset Management, Inc.

By:	/s/ James D. Palmer
Name:	James D. Palmer
Title:	Chief Investment Officer

EXHIBIT A
Effective November 15, 2021

Portfolio	Type of Money Market Fund
First American Government Obligations Fund	Government Money Market Fund
First American Institutional Prime Obligations Fund	Institutional Money Market Fund
First American Retail Prime Obligations Fund	Retail Money Market Fund
First American Tax Free Obligations Fund	Retail Money Market Fund
First American Treasury Obligations Fund	Government Money Market Fund
First American U.S. Treasury Money Market Fund	Government Money Market Fund

EXHIBIT B

Transfer Agent, Shareholder & Account Services Fee Schedule

Annual Service Charges to the Fund

Shareholder Account Fee (Subject to Minimums)

■■ No-Load Fund Accounts	$15.00 per open account
■ Load Fund Accounts	$16.00 per closed account
■ Daily Accrual Fund Accounts	$21.00 per open account
■ Closed Accounts	$2.50 per closed account

Annual Minimums (Existing Funds)

■ $30,000 per no-load fund

■ $36,000 per load or daily accrual fund

■ $18,000 each additional class

■ $12,500 per each B share class (Eff. 1/1/2010)

New Funds/Classes Annual Minimums (Eff. 2/1/2010)

■ $12,500 per class – Year 1

■ $15,000 per class – Following Year 1

Money Market Reform Charges

■ $50,000 – DST Annual Fee

Activity Charges

■ Telephone Calls - $1.00 /minute

■ Voice Response Call - $0.35 /call

■ E-mail Services

–     $200 /month administration

–     $3.00 /e-mail received

■ Draft Check Processing - $3.00 /draft

■ Daily Valuation Trades - $10.00 /trade

■ Lost Shareholder Search - $5.00 /search

■ AML New Account Service - $1.00 /new domestic and $2.00 /new foreign

■ AML Annual Base Fee $5,000 (Per Fund Complex)

■ ACH/EFT Shareholder Services

–     $125.00 /month/fund group

–     $0.50 /ACH item, setup, change

–     $5.00 /correction, reversal

■ $15.00 / outgoing wire transfer

Miscellaneous Fees

■ Telephone toll-free lines, call transfers, etc.

■ Mailing, sorting and postage

■ Stationery

■ Programming, special reports

■ Insurance, record retention, microfilm/fiche

■ NSCC charges

■ Any additional expenses, agreed to in advance by the Fund, reasonable incurred by USBFS in the performance of its duties and obligations under this Agreement

Service Charges to Investors

Qualified Plan Fees (Billed to Investors)

■ $25.00 /transfers to successor trustee

■ $25.00 /participant distribution (excluding SWPs)

■ $25.00 /refund of excess contribution

Additional Shareholder Fees (Billed to Investors)

■ $15.00 /overnight delivery

■ $25.00 /return check or ACH

■ $25.00 /stop payment

■ $ 5.00 /research request per account (Cap at $25.00 /request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges

■ Fund Setup - $750 /cusip

■ NSCC Service Interface – All NSCC Services - $1,400 /cusip/year

■ Telecommunications and Voice Services

–     Service Setup - $1,650 ATT transfer connect

–     VRU Setup - $500 /fund group

–     VRU Maintenance - $100 /cusip/month (Class A), $75 /cusip/month (Class B), $50 /cusip/month (Class C)

■ $0.35 /voice response call

■ Asset Allocation Services - $8.00 /account group/year (4 reallocations)

■ 12b-1 Aging - $1.50 /account/per

■ Average Cost - $0.36 /account/year

■ Development/Programming - $150 /hour

■ File Transmissions – subject to requirements

■ Selects - $300 per select

■ Extraordinary services – charged as incurred

–     Conversion of Records (if necessary) – Estimate to be provided

–     Custom processing, re-processing

–     All other extraordinary services

Fees are billed monthly.

Internet Services Annual Fee Schedule (paid by USBAM)

VISION MUTUAL FUND GATEWAY – Permits brokers/dealers, financial planners, and RIAs to use a web-based systems to perform order and account inquiry, execute trades, print applications, review prospectuses and establish new accounts

■ Inquiry Only:

–     Inquiry - $0.05 per event

–     Per broker ID - $5.00 per month per ID

■ Transaction Processing

–     Implementation - $5,000 per management company

–     Transaction – purchase, redeem, exchange, literature order - $0.50 per event

–     New Account Setup – may contain multiple fund/accounts - $3.00 per event

–     Monthly minimum charge - $500 per month

FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small brokers/dealers for import into a variety of financial planning software packages

■ Base Fee Per Management Company – file generation and delivery - $6,000 per year

■ Per Record Change

–     Rep/Branch/ID - $0.018

–     Dealer - $0.012

–     Price Files - $0.002 or $1.75 /user/month, whichever is less

IMAGE AND/OR COLD ON-LINE ACCESS – On-line internet access to U.S. Bancorp shareholder document images, statements and tax advices (COLD)

■ Setup - $1,500 initial setup per concurrent connection (up to 5 workstations each)

■ Service - $325 /month/concurrent connection

2

Recordkeeping Application Access

■ Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers

-	$1,500 implementation
-	$500 per month

■ Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers

-	Cost varies depending upon location and bandwidth

■ TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.

-	$500 implementation
-	$200 per ID per month

■ TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.

-	$2,500 implementation
-	$350 per ID per month (Waived)

■ TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.

-	$1,000 implementation
-	$200 per ID per month

■ Automated Work Distributor (AWD) – Image and workflow application.

-	$13,500 implementation
-	$400 per ID per month

■ Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.

-	$1,500 implementation
-	$2,600 per month